EXHIBIT 3.3

ARTICLES OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ARC CORPORATE REALTY TRUST, INC.

ARC Corporate Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Amended and Restated Articles of Incorporation of the Corporation, filed with the State Department of Assessments and Taxation of Maryland on June 29, 1998, are hereby further amended as follows:

Article IV, Paragraph A. is amended in its entirety as follows:

“IV. CAPITAL STOCK

A. Authorized Shares and Powers of the Board of Directors related to Capital Stock

The total number of shares of capital stock which the Company has the authority to issue is Forty Five Million (45,000,000), of which Five Million (5,000,000) shares shall be Preferred Stock, $.001 par value per share (the “Preferred Stock”), Ten Million (10,000,000) shares shall be classified as Class A Common Stock, $.001 par value per share (the “Class A Common Stock”), Five Million (5,000,000) shares shall be classified as Class B Common Stock, $.001 par value per share (the “Class B Common Stock”) and One Million (1,000,000) shares shall be classified as Class C Common Stock, $.001 par value per share (the “Class C Common Stock”). The Class A Common Stock, the Class B Common Stock and the Class C Common Stock are referred to herein as the “Common Stock.” The Common Stock and the Preferred Stock are referred to herein as the “Shares.” The aggregate par value of all authorized Shares which may be issued is $45,000.

The Board of Directors of the Company may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the board of directors may deem available, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Company.

The Board of Directors of the Company may, by articles supplementary or otherwise, classify or reclassify any unissued shares of stock from time to time by setting or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the stock.

The Shares shall, upon issuance and payment therefore, be fully paid and non-assessable.

The Shares will be not subject to redemption, except (1) as provided in Article VII and (2) for a mandatory redemption plan authorized by the Board of Directors with respect to Shares held by any employee benefit plan, as such term is defined in the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder. Notwithstanding the foregoing, the Board of Directors may, from time to time, implement voluntary share repurchase plans. The Shares will have no preemptive or cumulative voting rights.”

The remainder of Article IV shall remain unchanged.

SECOND: The foregoing amendment to the Amended and Restated Articles of Incorporation does not change the total number of shares of capital stock which the Corporation has the authority to issue or the aggregate par value thereof.

THIRD: The Board of Directors of the Corporation, at a meeting of the Board of Directors on October 23, 2003, adopted a resolution which sets forth the foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation, declaring that the said amendment to the Amended and Restated Articles of Incorporation was advisable and that the amendment to the Amended and Restated Articles of Incorporation was not required to be approved by the stockholders of the Corporation pursuant to Section 2-105(a) of the Maryland General Corporate Law.

FOURTH: The undersigned President of the Corporation acknowledges these Articles of Amendment to the Amended and Restated Articles of Incorporation to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, ARC Corporate Realty Trust, Inc. has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be signed in its name and on its behalf by its President and witnessed by its Secretary on October 23, 2003.

ARC Corporate Realty Trust, Inc.

By:	/s/ Robert J. Ambrosi

Robert J. Ambrosi President

Witness:	/s/ Stanley Morrow

Stanley Morrow Secretary

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